UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 21, 2016

SILVERSUN TECHNOLOGIES INC.
(Exact name of registrant as specified in its charter)

Delaware	000-50302	16-1633636
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5 Regent Street, Suite 520 Livingston, New Jersey 07039
(Address of Principal Executive Offices)

(973) 758-9555
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On July 21, 2016, SWK Technologies (the “Borrower”), a Delaware corporation and a wholly owned subsidiary of SilverSun Technologies, Inc., a Delaware corporation, entered into a Revolving Demand Note (the “Note”) by and between the Borrower and a commercial lender (“Lender”) (the Borrower and Lender is a “Party” and together the “Parties”).

Pursuant to the Note, Lender has agreed to loan the Company up to a principal amount of one million dollars ($1,000,000) (the “Loan”).  The Loan shall be a revolving loan in the nature of a line of credit under which the Borrower may repeatedly draw funds on a revolving basis.

The interest rate on the Note shall be a variable rate, equal to the "Prime Rate", plus ninety-five hundreds of one percent (0.95%) per annum.  There is a minimum interest rate floor of four percent (4%). The Company may pay, without penalty, all or a portion or any amount owed under the Note earlier than the date by which it is due. Upon termination of the Loan Agreement, the Company shall immediately pay any and all outstanding principal amounts owing on the Note.  The Note contains customary representations and warranties, covenants, conditions to borrowing and events of default, the occurrence of which would entitle Lender to accelerate the amounts outstanding.

The Note is secured by all of the Borrower's assets pursuant to a Security Agreement.  Furthermore, on July 21, 2016, the Company and Mr. Mark Meller, individually, entered into Unlimited Guaranty agreements (the "Guaranty Agreements") with the Lender.  Under the Guaranty Agreements, the Company and Mr. Meller personally, jointly and severally guaranteed the liabilities of the Borrower due and owing under the terms of the Note.
As previously reported, on March 29, 2015, Mr. Mark Meller our Chief Executive Officer returned and cancelled the lone outstanding share of the Company's Series B Preffered Stock (the "Series B Preferred Stock").  Mr. Meller had been issued one (1) share of Series B Preferred Stock in partial consideration for his personal guarantee of certain notes issued by the Company in the principal aggregate amount of $550,000 in 2011. Also, on March 29, 2015, subject to shareholder approval, the Board approved the cancellation of the Company's Series B Preferred Stock certificate of designation (the "Series B Preferred Designation"). The Company subsequently did not receive shareholder approval for the cancellation of the Series B Preferred designation and the Series B Preferred remained authorized but unissued.
On July 28, 2016 (the "Effective Date"), SilverSun Technologies, Inc., a Delaware corporation (the "Corporation"), entered into a Series B Preferred Stock Purchase Agreement (the "Preferred Stock Purchase Agreement") with the Company's Chief Executive Officer, Mr. Mark Meller, pursuant to which Mr. Meller was issued the only share of the Company's authorized but unissued Series B Preferred Stock, par value $0.001 per share (the "Series B Preferred Stock").  Mr. Meller was issued one (1) share of Series B Preferred Stock for (i) $100 in cash and (ii) as partial consideration for Mr. Meller's  personal guarantee of the Note.
Each one (1) share of the Series B Preferred shall have voting rights equal to (x) the total issued and outstanding Common Stock eligible to vote at the time of the respective vote divided by (y) forty nine one-hundredths (0.49) minus (z) the total issued and outstanding Common Stock eligible to vote at the time of the respective vote.  For the avoidance of doubt, if the total issued and outstanding Common Stock eligible to vote at the time of the respective vote is 5,000,000, the voting rights of the Series B Preferred Stock shall be equal to 5,204,082 (e.g. (5,000,000 / 0.49) – 5,000,000 = 5,204,082).
The Series B Preferred Stock has the rights, privileges, preferences and restrictions set for in the Certificate of Designation (the "Certificate of Designation") filed by the Corporation with the Secretary of State of the State of Delaware ("Delaware Secretary of State") on September 23, 2011.

The foregoing descriptions of the Note, Security Agreement,  Guaranty Agreements and Preferred Stock Purchase Agreement are not intended to be complete and are qualified in their entirety by reference to the full text of those documents, copies of which are attached hereto as Exhibit 10.1, 10.2, 10.3  10.4, and 10.5 respectively, and are incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The disclosure provided in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

 Item 3.02. Unregistered Sales of Equity Securities.
The information set forth under Item 1.01 is incorporated by reference into this Item 3.02.
The Company claims an exemption from the registration requirements of the Act for the private placement of the securities referenced herein pursuant to Section 4(2) of the Securities Act of 1933 and/or Regulation D promulgated thereunder since, among other things, the transaction did not involve a public offering, the investors were accredited investors and/or qualified institutional buyers, the investors had access to information about us and their investment, the investors took the securities for investment and not resale, and we took appropriate measures to restrict the transfer of the securities.
Item 3.03 Material Modification to Rights of Security Holders.
The disclosure provided in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.                      Description

10.1*	Revolving Demand Note, by and between Borrower and Lender, dated July 21, 2016

10.2*	Security Agreement, by and between Borrower and Lender, date July 21, 2016

10.3*	Unlimited Guaranty, by and between Company and Lender, dated July 21, 2016

10.4*	Unlimited Guaranty, by and between Mark Meller and Lender, dated July 21, 2016

10.5*	Form of Preferred Stock Purchase Agreement

*Filed herewith

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SILVERSUN TECHNOLOGIES, INC.
Date: August 1, 2016	By:	/s/ Mark Meller
Mark Meller
Chief Executive Officer